Exhibit 23.5

22 October 2013

Mr. Philip J. Doherty

Chief Financial Officer

American Petroleum Tankers Partners LP

600 W. Germantown Pike, Suite 400

Plymouth Meeting, PA 19462

Via email

Subject: Navigistics Consulting’s Input to Form S-1 for American Petroleum Tankers Partners LP

Ladies and Gentlemen,

In reference to the prospectus (the “Prospectus”) included in the registration statement on Form S-1 (the “Registration Statement”) relating to the initial public offering of common units representing limited partner interests in American Petroleum Tankers Partners LP (the “Partnership”), I have reviewed the section in the Prospectus entitled “The Jones Act Product Carrier Market” and confirm that it accurately describes the U.S. coastwise oil and petroleum products shipping industry.

I advised the Partnership that my role has been limited to the provision of the statistical data, graphs, tables, and other input to be used in the Prospectus with respect to the Jones Act Product Tanker Market. With respect to such statistical data, graphs, tables, and other information supplied by me, I further advise the Partnership that:

•	some information in my databases is derived from estimates or subjective judgments;

•	the information in the databases of other maritime data collection agencies may differ from the information in my databases; and

•

while I have taken reasonable care in the compilation of the statistical and graphical information I have supplied and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures, and may accordingly contain errors.

I hereby consent to all references to my firm in the Prospectus and to the use of the statistical data, graphs and tables supplied by me set forth in the section of the Prospectus entitled “Summary,” “Risk Factors,” “The Jones Act Product Carrier Market,” and “Business.”

I hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Experts.”

Very truly yours,

/s/ David St. Amand

Name: David G. St. Amand

Title: President

Navigistics Consulting